AGREEMENT FOR TERMINATION AND RELEASE

This Agreement for Termination and Release ("Agreement") is entered into, made effective and dated as of this 18th day of October, 2018 ("Execution Date"), by and among AB International Group Corp., a Nevada corporation (the "Company"), Alexander Holtermann, Ian Wright, Luis Hadic and iCrowdU Inc., a Nevada corporation ("iCrowdU").

RECITALS:

WHEREAS, on or about May 9, 2018, the Company entered into an investor agreement (the "ICU Agreement") with iCrowdU. Pursuant to the ICU Agreement, the Company purchased 228,013 shares of common stock of iCrowdU for US $280,000. Furthermore, it was agreed to exchange 2,000,000 shares of common stock of the Company for 2,000,000 shares of common stock of iCrowdU. This share exchange was made as collateral in advance of an investment of US

$1,935,000 by Company in iCrowdU, which never occurred. The Company did issue and deliver the 2,000,000 shares of the Company's common stock in two separate share certificates: one to Alexander Holtermann , and one to Ian Wright. Alexander Holtermann and Ian Wright did issue and deliver the 2,000,000 shares of iCrowdU's common stock to Mr. Chiyuan Deng in person at his office apartment on 2/F, 45 Hollywood Road, Central, Hong Kong SAR in the late evening hours on June 7th, 2018 (iCrowdU share certificate number 63, dated May 16, 2018). Based on these facts, the only shares acquired under the ICU Agreement, were 228,013 shares of iCrowdU that the Company purchased for US $280,000.

WHEREAS, on May 9, 2018, the Company entered into a Consultancy Agreement (the "AH Agreement") with Alexander Holtermann. Pursuant to the AH Agreement, the Company issued 200,000 shares of common stock of the Company as consideration for the services provided by Alexander Holtermann pursuant to the AH Agreement. The Company entered into a Consultancy Agreement (the "IW Agreement") with Ian Wright. Pursuant to the IW Agreement, the Company issued 200,000 shares of common stock of the Company as consideration for the services provided by Ian Wright pursuant to the IW Agreement. The Company also entered into a Consultancy Agreement (the "LH Agreement") with Luis Hadic. Pursuant to the LH Agreement, the Company issued 200,000 shares of common stock of the Company as consideration for the services provided by Luis Hadic pursuant to the LH Agreement. Pursuant to the respective agreements, the Company did issue and deliver the 200,000 shares of the Company's common stock to Alexander Holtermann, the 200,000 shares to Ian Wright and the 200,000 shares to Luis Hadic. The aforementioned shares issued and delivered by the Company to Messrs. Holtermann and Wright, respectively, were combined in two share certificates issued by the Company to Alexander Holtermann (1,600,000 shares in Company: share certificate number: 1081-9, dated June 6, 2018) and Ian Wright (800,000 shares in Company, share certificate number: 1082-7, dated June 6, 2018). Mr. Hadic received a separate share certificate representing his 200,000 shares.

WHEREAS, on or about July 26, 2018, the Company entered into an investment agreement (the "Investment Agreement") with iCrowdU. Pursuant to the Investment Agreement, the Company agreed to purchase 40% in iCrowdU in exchange for 8,000,000 shares in the Company that would be split between Messrs. Holtermann and Wright at 70% and 30%, respectively, and an investment of US $10,000,000. The said 8,000,000 shares in Company were never delivered to Alexander Holtermann and Ian Wright. Furthermore , no part of the US $10,000,000 was invested by Company in iCrowdU.

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WHEREAS, on or about July 31, 2018 , the Company entered into an employment agreement (the ''Holtermann Agreement") with Alexander Holtermann. Pursuant to the Holterrnann Agreement, the Company appointed Mr. Holtermann as Chief Executive Officer for the consideration provided for in the agreement.

WHEREAS, on or about July 31, 2018, the Company entered into an employment agreement (the "Wright Agreement") with Ian Wright. Pursuant to the Wright Agreement, the Company appointed Mr. Wright as Chief Operating Officer for the consideration provided for in the agreement.

WHEREAS, the Company, iCrowdU, Alexander Holtermann, Ian Wright, and Luis Hadic desire to terminate and release each other and otherwise settle , compromise, dispose of, and release with finality, all claims, demands and causes of action, arising out of the ICU Agreement, the Investment Agreement, the Holtermann Agreement, the Wright Agreement, the AH Agreement, the IW Agreement and the LH Agreement.

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the parties expressly, freely and knowingly agree to the following terms and conditions:

The forgoing RECITALS are hereby specifically incorporated into the terms and conditions of this Agreement.

1.	Termination. Subject to the terms and conditions of this Agreement , effective as of the date hereof, the Parties hereby terminate the ICU Agreement, the Investment Agreement, the Holtermann Agreement , the Wright Agreement, the AH Agreement, the lW Agreement and the LH Agreement and any and all rights , obligations or duties created thereunder. In line with the termination of all agreements, all instances of iCrowdU's management , brands, trademarks and IP including but not limited to the CrowdToken and respective logos must be removed with immediate effect from the Company's public presence and presentations , which includes but is not limited to the company's websites, presentation materials, as well as the krypto kiosk ATM and advertising hoardings located at G/F, 45 Hollywood Road, Central, Hong Kong SAR.

2.	Settlement of Outstanding Expenses

Company agree to settle outstanding expenses and costs incurred by iCrowdU, in the sum of US $6,444.90, as claimed on September 17, 2018.

3.	Settlement of Shares. The Parties agree to take whatever measures are necessary return to their respective share certificates as if the ICU Agreement , the Investment Agreement , the Holtermann Agreement , the Wright Agreement, the AH Agreement, the IW Agreement and the LH Agreement were never executed, save and except for allowing the Company to retain the 228,013 shares of common stock it acquired under the ICU Agreement for the payment of US $280,000 to iCrowdU. iCrowdU and Messrs. Holtermann, Wright and Hadic all agree to deliver all of their respective ABQQ stock certificates, to the Company's transfer agent for immediate cancellation . If there have been any instructions submitted to the Company's transfer agent for the issuance of any shares as a result of the ICU Agreement, the Investment Agreement, the Holtermann Agreement, the Wright Agreement, the AH Agreement, the IW Agreement and/or the LH Agreement, the Parties agree to cancel such instructions for any unissued and undelivered shares. Equally, the Company agrees to return the 2,000,000 shares in iCrowdU in form of the delivered iCrowdU share certificate number 63, dated May 16, 2018, to iCrowdU's legal representative, Michael J. Morrison, Esq., of Reno, NV.

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4.	Mutual Release. Except for the obligations set forth in this Agreement, each party hereby releases, remises, acquits and forever discharges any other party to this Agreement and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected , anticipated or unanticipated, direct or in direct, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever, with respect to, in connection with or arising out of the ICU Agreement, the Investment Agreement, the Holtermann Agreement, the Wright Agreement, the AH Agreement, the IW Agreement and the LH Agreement, or otherwise.

It is understood by the Parties that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a party or the parties or believed by a party or the parties to be true, and each party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

5.	No Assignment. The Parties to this Agreement represent and warrant that neither they or their affiliated persons or entities have assigned or transferred any claim or interest herein or authorized any other person or entity to assert any claim or claims on its behalf with respect to the subject matter of this Agreement.

6.	Non-Disparagement. The Parties agree not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business , prospects or operations of any other party to this Agreement. Furthermore, Company agrees to, prepare and file, at its sole cost and expense, an amendment to its 8-K filing, dated September 18, 2018, correcting the following points:

a.	As discussed and agreed with Company's auditor, all financial information of iCrowdU was to be delivered by the last day of September 2018;
b.	Other than the financial information which was to be delivered by the final day of September 2018, all requested information regarding iCrowdU was provided when requested;
c.	8,000,000 shares in Company were never delivered to Messrs. Holtermann and Wright;
d.	The Comp any accepts that the resignations of Messrs. Holtermann and Wright were for good reason and makes public the fact that there is an ongoing dispute regarding the ownership of the krypto kiosk assets, as Company was informed by Messrs. Holtermann and Wright on September 12 , 2018;
e.	Luis Hadic resigned from the Company in writing on September 1 5, 2018. His contract could, therefore, not have been terminated by the Company on September 19, 2018. As per Mr. Hadic's written request in his resignation letter, the Company is required to publish said resignation letter.

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7.	Confidentiality. The Parties agree that they will keep confidential all information and trade secrets of one another or any of its subsidiaries or affiliates and will not disc lose such information to any person without written prior approval or use such information for any purpose.

8.	Cooperation. Each of the Parties hereby agree to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10.	Complete Agreement. This Agreement represents the complete agreement among the Parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the ICU Agreement, the Investment Agreement, the Holtermann Agreement, the Wright Agreement, the AH Agreement, the IW Agreement and the LH Agreement or otherwise. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.	Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress , or undue influence. The parties acknowledge that they have read and fully understand the terms of this Agreement and have been advised to consult with an attorney before executing this Agreement.

12.	Successors and Assigns . This Agreement shall be binding and inure to the benefit of the Parties here to, their predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs , executors, administrators, and legal representatives of whatsoever kind or character in privity therewith.

13.	Counterparts. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement. Facsimile signatures of this Agreement shall be accepted by the Parties to this Agreement as valid and binding in lieu of original signatures.

14.	Time for Performance. The Parties understand that time is of the essence with respect to each and every act required by this Agreement. Failure to perform any provision hereof in strict accordance with the Agreement shall be deemed a material breach of the Agreement.

15.	Deadline for Execution and Full Performance of this Agreement. All obligations and duties related to acts of performance set forth herein must be fully completed by the respective party(ies) within ten ( I 0) calendar days after the Execution Date, failing which, this Agreement shall be deemed terminated and null, void and worthless . In such event, the parties shall be free to pursue any and all legal and equitable remedies available to them, respectively, under applicable law.

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The Parties to this Agreement have executed this Agreement as of the day and year first written above.

AB International Group Corp.	iCrowdU Inc.
a Nevada Corporation	a Nevada Corporation

By: /s/ Chiyuan Deng	By: /s/ Alexander Holtermann
Name: Chiyuan Deng	Name: Alexander Holtermann
Title: President	Title: Chief Executive Officer

By: /s/ Alexander Holtermann
Name: Alexander Holtermann, individually

By: /s/ Ian Wright
Name: Itan Wright, individually

By: /s/ Luis Hadic
Name: Luis Hadic, individually

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